EXHIBIT 12


                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 2002
                      (Amounts in millions, except ratios)

                                                                  2002         2001         2000         1999         1998
============================================================   ==========   ==========   ==========   ==========   ==========
Income from continuing operations (a)                          $    1,548   $    1,418   $    1,785   $      699   $      400
                                                               ----------   ----------   ----------   ----------   ----------

Add:
   Provision for taxes on income (other than
      foreign oil and gas taxes)                                      428          172          871          306          204
   Interest and debt expense (b)                                      309          411          540          515          576
   Portion of lease rentals representative of the interest
      Factor                                                            6            7            6           31           36
                                                               ----------   ----------   ----------   ----------   ----------
                                                                      743          590        1,417          852          816
                                                               ----------   ----------   ----------   ----------   ----------

Earnings before fixed charges                                  $    2,291   $    2,008   $    3,202   $    1,551   $    1,216
                                                               ==========   ==========   ==========   ==========   ==========
Fixed charges
   Interest and debt expense including capitalized
      Interest (b)                                             $      321   $      417   $      543   $      522   $      594
   Portion of lease rentals representative of the interest
      factor                                                            6            7            6           31           36
                                                               ----------   ----------   ----------   ----------   ----------

   Total fixed charges                                         $      327   $      424   $      549   $      553   $      630
                                                               ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges                                   7.00         4.74         5.83         2.80         1.93
============================================================   ==========   ==========   ==========   ==========   ==========

(a) Includes: 1) minority interest in net income of majority-owned subsidiaries and partnerships having fixed charges, and 2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.